Exhibit 10.15

August 14, 2003

Mr. John Mutch
P.O. Box 1590
Rancho Santa Fe, CA 92067

Dear John:

On behalf of the Board of Directors of Peregrine Systems, Inc. (“PSI”), we would like to offer you the position of President and Chief Executive Officer of PSI, effective as of August 18, 2003 (the “Commencement Date”), subject to the following terms and conditions:

1.                                       TITLE; BASE SALARY.  Effective as of the Commencement Date, you will be employed as President and Chief Executive Officer of PSI.  You will report to the Board of Directors of PSI (the “Board”). Your base salary will be at the rate of $400,000 annually, effective as of the Commencement Date.  So long as you serve as PSI’s Chief Executive Officer, PSI shall include you on the slate of directors nominated for election at each annual meeting of PSI stockholders.

2.                                       EMPLOYMENT TERM.  The term of your employment as President and Chief Executive Officer under this letter agreement (the “Employment Term”) will commence on the Commencement Date and end when it is terminated in accordance with Section 6.

3.                                       BONUS.  You will be eligible for a target bonus of $350,000 for each fiscal year during the Employment Term (prorated for fiscal 2004), based on attainment of reasonable bonus objectives determined by the Board in consultation with you, to be paid in the first quarter of the subsequent fiscal year.

4.                                       BENEFITS.  You will be eligible to participate in PSI’s employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave in accordance with PSI polices in effect during the term of this letter agreement and will receive such other benefits as PSI generally provides to its other employees of comparable position and experience.  However, you will in any event be eligible for at least three weeks of paid vacation during your first year of employment and at least four weeks of paid vacation during each subsequent year of employment.

5.                                       OPTIONS.  The Compensation Committee of the Board of Directors has approved that you be granted an option to purchase up to 350,000 shares of PSI’s common stock (the “Options”), subject to the execution of this letter agreement and your executing a stock option grant agreement consistent with the terms and conditions of the PSI option plan under which the Options are granted and this letter agreement. The date of grant of the Options will be the Commencement Date and the exercise price per share of the Options will be the fair market value of PSI’s common stock on the Commencement Date as determined under such PSI option plan.  The right to exercise the Options will vest in 48 equal monthly installments beginning one month from the Commencement Date.  In the case of Termination without Cause, Termination for Death or Disability or Termination for Good Reason (all as defined below), all vested Options will be exercisable for 12 months following the date of termination.  In the case of termination of employment for any other reason, all vested Options will be exercisable for at least 3 months following the date of termination.  Notwithstanding any provisions of the PSI option plan or the stock option grant agreement evidencing the Options to the contrary, if a Change in Control occurs, then the vesting and exercisability of all shares of common stock issuable pursuant to the Options will be accelerated in full.  A “Change in Control” means:

(a)                                  the consummation of a merger or consolidation of PSI with or into another entity or any other corporate reorganization, if persons who were not stockholders of PSI immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity; and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)                                 the sale, transfer or other disposition of all or substantially all of the assets of PSI;

(c)                                  a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i)                                     Had been directors of PSI immediately after PSI’s emergence from bankruptcy protection on August 7, 2003 or had been designated to serve on the Board during the 90-day period after emergence pursuant to the terms of the confirmed plan of reorganization (the “Original Directors”); or

(ii)                                  Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d)                                 Any transaction as a result of which any person (excluding any person who was a stockholder of PSI immediately after emergence from bankruptcy protection on August 7, 2003) is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of PSI representing at least 35% of the total voting power represented by PSI’s then outstanding voting securities.  For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of such Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of PSI or of a parent or subsidiary of PSI and (ii) a corporation owned directly or indirectly by the stockholders of PSI in substantially the same proportions as their ownership of the common stock of PSI.

6.                                       TERMINATION.  Your employment with PSI may be terminated by you or by PSI at any time for any reason as follows:

(a)                                  You may terminate your employment upon written notice to the Board at any time in your discretion (“Voluntary Termination”);

(b)                                 PSI may terminate your employment upon written notice to you at any time following a determination by the Board that there is “Cause” as defined below, for such termination (“Termination for Cause”);

(c)                                  PSI may terminate your employment upon written notice to you at any time in the sole discretion of the Board without a determination that there is Cause for such termination (“Termination without Cause”);

(d)                                 Your employment will automatically terminate upon your death or upon your Disability (as defined below) (“Termination for Death or Disability”); or

(e)                                  You may terminate your employment upon written notice to the Board at any time following a determination by you that there is “Good Reason” (as defined below) for such termination (“Termination for Good Reason”).

For purposes of this letter agreement, the term “Disability” shall mean your inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.  For purposes of this letter agreement, “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to PSI (other than as a result of a Disability); (ii) repeated and continued failure to perform your duties and responsibilities as a PSI employee (including but not limited to your compliance with any written policy of PSI) in good faith after having a reasonable opportunity to cure such failure upon receiving specific written notice of such failure from PSI; (iii) commission of any act of fraud with respect to PSI; or (iv) conviction of a felony or a crime involving moral turpitude if such felony or crime caused material harm to the business and affairs of PSI.  No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of PSI. For purposes of this letter agreement, “Good Reason” shall mean (i) a significant reduction of your duties, title, position or responsibilities relative to your duties, title, position or responsibilities in effect immediately prior to such reduction (including a material change in your reporting structure, which shall include, but not be limited to, your no longer reporting to the Board) that is effected without your consent or agreement; (ii) a substantial reduction, without good business reasons, of the facilities or perquisites available to you immediately prior to such reduction if such reduction is effected without your consent or agreement; (iii) a reduction of your base salary and target bonus as in effect immediately prior to such reduction if such reduction is effected without your consent or agreement (other than any such reduction that is effected on substantially a company-wide basis in order to reduce PSI’s operating expenses); or (iv) the relocation of your primary office at PSI to a facility or location that is more than fifty (50) miles away from your primary office location immediately prior to such relocation, if such relocation is effected without your consent or agreement.

7.                                        SEPARATION BENEFITS.  Upon termination of your employment with PSI for any reason, you will receive payment for all salary and unpaid vacation accrued to the date of your termination of employment.  Your benefits will be continued under PSI’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

(a)                                  In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of stock options.

(b)                                 Subject to your compliance with Section 9, in the event of your Termination without Cause, Termination for Death or Disability or Termination for Good Reason; (i) at any time during the first 12 months following the Commencement Date (the “First Year”), you will be entitled to a severance payment equal to your base salary plus an amount equal to the maximum amount of your target bonus; or (ii) at any time after the First Year, you will be entitled to a severance payment equal to two (2) times your base salary plus an amount equal to two (2) times your target bonus, in either case payable within five (5) days after the effective date of your termination; provided, that any severance payable hereunder in the event of your Termination for Death or Disability shall be reduced by the proceeds received by you or your heirs pursuant to insurance policies paid for by PSI.  In addition, in the event of your Termination without Cause or Termination for Good Reason at any time after the First Year, all Options that would have vested during the 12 months following the date of termination shall become immediately exercisable on such date.

(c)                                  In the event of your Termination for Death or Disability, all Options that would have vested during the 12 months following the date of termination shall become immediately exercisable on such date.

(d)                                 In the event of your Termination without Cause, Termination for Good Reason or Termination for Death or Disability, PSI will reimburse you for any verified payments that you actually make pursuant to your rights under COBRA (as defined below) in order to continue your coverage under PSI’s health and medical insurance benefit plans during the Continuation Period (as defined below).  In addition, during (and only during) the Continuation Period, PSI will, at its expense continue your coverage under any life insurance benefits in which you are participating in your capacity as a PSI employee immediately prior to the date your employment terminated, to the extent permitted under any such life insurance benefit plan(s) or policy(ies) or pursuant to any riders thereto that PSI may obtain using commercially reasonable efforts and without increasing PSI’s cost to maintain such plan(s) or policy(ies) by more than thirty percent (30%).  For purposes of this letter agreement, the term “COBRA” shall mean the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended, adopted as part of the Consolidated Omnibus Budget Reconciliation Act, which allow former employees of an employer to continue to receive health and medical benefits, at their expense, for a specified time period.  For purposes of this letter agreement, the term “Continuation Period” shall mean that time period beginning on the date your employment is terminated and ending upon the earlier to occur of (i) eighteen (18) months after such date, (ii) the first date on or after such date on which you commence employment with any other employer who provides you with health and medical insurance benefits or (iii) the first date on which you cease to be eligible under COBRA to continue your coverage under PSI’s health and medical insurance benefit plans.

(e)                                  Subject to your compliance with Section 9, in the event of a Change of Control, you will be entitled to a severance payment equal to three (3) times your base salary plus an amount equal to three (3) times your target bonus, payable on the effective date of the Change of Control. In the event of your termination by PSI or any successor corporation for any reason in connection with or during the 12-month period following a Change of Control, you will only be entitled to the payment set forth in this Subsection (e) (for purposes of clarity, you will not be entitled to any additional severance payment pursuant to Subsection (b)).

8.                                       280G PAYMENT.

(a)                                  In the event any of the benefits provided for in this Agreement or any other benefits approved at any time by the Board or the Compensation Committee of the Board and otherwise payable to your (including stock options) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed by Section 4999 of the Code, then, subject to the provisions of Section 8(d) below, you shall receive from PSI (A) a cash payment sufficient to pay such excise tax, and (B) an additional payment sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by PSI to you pursuant to this sentence.

(b)                                 Unless PSI and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid to you by PSI under this Section 8 shall be made in writing by PSI’s independent accountants (the “Accountants”), and the amounts to be paid to you by PSI under this Section 8 will be paid to you within thirty (30) days after the Accountants have finally determined that amount as provided herein (or such shorter time after the Accountants have finally determined that amount as may be necessary in order for you to timely pay any withholding or estimated tax obligations arising from your receipt of any payment under this Section 8).  For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  PSI and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.  PSI shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

(c)                                  In the event that the Internal Revenue Service (“IRS”) determines that the amount of excise tax payable by you as described above in this Section 8 is different than the amount of such excise tax as determined by the Accountants as provided above, then: (A) if the amount of such excise tax payable by you as determined by the IRS is less than the amount of such excise tax as computed by the Accountants, you will reimburse PSI for all excess amounts actually paid to you by PSI under this Section 8 due to the over-calculation of such excise tax by the Accountants within five (5) business days after you receive either a refund from the IRS due to such over-calculation or you receive an economic benefit from the IRS (such as a credit against tax payable) on account of such over-calculation, provided you reported and paid all your excise and income tax liabilities resulting from the operation of this Section 8 consistent with the amounts you were actually paid hereunder; and (B) if the amount of such excise tax payable by you as determined by the IRS is greater than the amount of such excise tax as computed by the Accountants, then PSI will promptly reimburse you for the amounts that PSI underpaid you under this Section 8 due to the under-calculation of such excise tax by the Accountants.

(d)                                 In the event any of the benefits provided for in this Agreement or any other benefits approved at any time by the Board or the Compensation Committee of the Board and otherwise payable to you (including stock options) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then you may, at your sole option and discretion, elect to waive, not receive and/or reduce such benefits to such lesser extent as will result in no portion of such benefits being subject to the excise tax imposed by Section 4999 of the

Code, and in that case PSI’s obligation to make a payment to you pursuant to the provisions of Section 8 will be correspondingly reduced.

9.                                       RELEASE. You agree that the severance payments you may be entitled to upon Termination without Cause or upon a Change of Control (assuming your employment is terminated in connection with such Change of Control) will not apply unless you (i) have executed a general release (in a form customarily used by PSI) of all known and unknown claims that you may then have against PSI and/or persons or entities affiliated with PSI, (ii) have agreed not to prosecute or bring any legal action or other proceeding based upon any of such claims and (iii) have agreed to provide transition assistance to PSI (or the surviving corporation) as requested and without further compensation for 3 months following the termination of employment.

10.                                 CONFIDENTIALITY; NONSOLICITATION.  In light of the fact that the confidential information that you have acquired, and will acquire, is inextricably bound with your knowledge regarding the conduct of PSI’s business activities and that therefore you would necessarily use confidential information if you were to compete with PSI, you agree that during the Employment Term, and for a period of one year thereafter, you will not provide any services, whether as an officer, director, proprietor, employee, partner, consultant, advisor, agent, sales representative or otherwise, nor will you own beneficially securities of any entity (except that, in the case of any entity whose equity securities are publicly-held, you may beneficially own up to 2% of the outstanding equity securities of such entity or any mutual fund holding securities of such entity) that, directly or indirectly, competes with any of PSI’s present or future (up to the date of termination) business activities.  You further agree that in light of the nature of PSI’s business, and the life-cycle of product development, the one-year period provided for above shall apply in regardless of the nature or reason for your termination and that it is reasonable and necessary in order to protect the confidential, proprietary and trade-secret information that you will acquire as a result of being the President and Chief Executive Officer of PSI. Notwithstanding the foregoing, such restrictions shall not preclude you from providing any services to a distinct business unit of an entity if such unit does not compete with PSI’s business activities, regardless of whether any other distinct business unit of such entity competes with PSI’s business activities.  You also, further and independently, agree that during your employment with PSI, and for a period of one (1) year after termination of your employment with PSI, you will not for any reason, whether directly or indirectly: (a) solicit, recruit, take away or attempt to take away, any employee or consultant of PSI or any of its affiliates, or induce (or attempt to induce) any employee or consultant of PSI or any of its affiliates to terminate his or its employment or services with PSI or any of PSI’s affiliates; or (b) use any confidential or proprietary information of PSI or any of its affiliates to, directly or indirectly, solicit any customer of PSI or any of its affiliates or induce any customer of PSI or its affiliates to terminate its relationship with PSI or any PSI affiliate; provided, however, that this non-solicitation provision shall not prevent you from hiring any employee or consultant of PSI or any of its affiliates that you can demonstrate either (i) approached you independently without any prior direct or indirect solicitation or encouragement by you or on your part, or (ii) replied to a solicitation made to the general public without any direct or indirect solicitation or encouragement by you or on your part.

11.                                 GOVERNING LAW. This letter agreement will be governed by the internal laws of the State of California without reference to its conflict of laws provisions.

12.                                 ENTIRE AGREEMENT. This letter agreement, your stock option agreement and your employee invention assignment and confidentiality agreement with PSI contain the entire agreement and understanding of the parties with respect to the subject mature hereof. Except as provided in this letter agreement, no other agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.

13.                                 SUCCESSORS AND ASSIGNS. This letter agreement will be binding upon you (and your successors, heirs and assigns) and any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of PSI’s business and/or assets.  For all purposes of this letter agreement, the term “PSI” shall include any successor to PSI’s business and/or asserts which becomes bound by this letter agreement.

14.                                 LEGAL FEES.  PSI will reimburse you for reasonable legal fess and costs not to exceed $5,000 that you incur in connection with the negotiation and drafting of this letter agreement, your stock option grant agreement and any related agreements.

We look forward to your continued contributions as part of the PSI team.

Sincerely yours,

/s/ James P. Jenkins
James P. Jenkins
Chairman of the Board

By signing this letter, I am agreeing to the above:

Signature:	Date:

any of its affiliates that you can demonstrate either (i) approached you independently without any prior direct or indirect solicitation or encouragement by you or on your part, or (ii) replied to a solicitation made to the general public without any direct or indirect solicitation or encouragement by you or on your part.

11.                                 GOVERNING LAW.  This letter agreement will be governed by the internal laws of the State of California without reference to its conflict of laws provisions.

12.                                 ENTIRE AGREEMENT.  This letter agreement, your stock option agreement and your employee invention assignment and confidentiality agreement with PSI contain the entire agreement and understanding of the parties with respect to the subject mature hereof. Except as provided in this letter agreement, no other agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.

13.                                 SUCCESSORS AND ASSIGNS.  This letter agreement will be binding upon you (and your successors, heirs and assigns) and any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of PSI’s business and/or assets.  For all purposes of this letter agreement, the term “PSI” shall include any successor to PSI’s business and/or asserts which becomes bound by this letter agreement.

14.                                 LEGAL FEES.  PSI will reimburse you for reasonable legal fees and costs not to exceed $5,000 that you incur in connection with the negotiation and drafting of this letter agreement, your stock option grant agreement and any related agreements.

We look forward to your continued contributions as part of the PSI team.

Sincerely yours,

James P. Jenkins
Chairman of the Board

By signing this letter, I am agreeing to the above:

Signature:	/s/ John Mutch	Date:	8/14/03